Exhibit 10.7

TREATMENT AND PUMPING AGREEMENT

BETWEEN

MIDDLESEX WATER COMPANY

AND THE

TOWNSHIP OF EAST BRUNSWICK

DATED OCTOBER 1, 2014

TREATMENT AND PUMPING AGREEMENT

This Treatment and Pumping Agreement (hereinafter referred to as the “Agreement”) made this 1st day of October, 2014 between MIDDLESEX WATER COMPANY, a public utility and corporation organized under the laws of the State of New Jersey, with offices located at 1500 Ronson Road, Iselin, New Jersey (hereinafter referred to as “Middlesex”), and the TOWNSHIP OF EAST BRUNSWICK, a municipal corporation of the State of New Jersey with offices located at 1 Jean Walling Civic Center, East Brunswick, New Jersey 08816 (hereinafter referred to as “East Brunswick”) (hereinafter collectively referred to as “the Parties”).

W I T N E S S E T H :

WHEREAS, Middlesex is engaged in the business of collecting, treating and distributing water for domestic, commercial, industrial and municipal uses and owns and operates a public water treatment and supply system for these purposes; and

WHEREAS, East Brunswick is desirous of engaging the services of Middlesex to treat and process water allocated to East Brunswick by the New Jersey Water Supply Authority (NJWSA), a subdivision of the State of New Jersey, and in having Middlesex treat and deliver the water into a water distribution transmission system owned by East Brunswick;

NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the Parties hereto agree as follows:

1.	SUPPLY OF WATER

Middlesex agrees that it shall treat and pump such water as is supplied to it by the NJWSA on behalf of East Brunswick, upon the terms and conditions set forth herein.

Middlesex’s obligations hereunder to treat and pump the quantities of water contemplated by this Agreement shall at all times be contingent upon, and limited to, such quantities of raw water as are supplied to it by the NJWSA on behalf of East Brunswick.

2.	TERM

This Agreement shall be effective for a period of 30 years upon its execution by both Middlesex and East Brunswick.

3.	MANAGEMENT AND OPERATION

Middlesex shall maintain and operate the water in-take transmission system required to treat and pump the required water supply.

4.	QUALITY OF WATER

Middlesex warrants that it intends to treat and pump all water to East Brunswick in a manner consistent with all applicable federal and state water quality statutes and regulations and Middlesex warrants that it will continue to monitor the raw water supply prior to treatment.

5.	RATE

East Brunswick shall pay for the treatment of water delivered pursuant to this Agreement at the New Jersey Board of Public Utilities (NJBPU) approved tariff rate of $1,511.48 per million gallons or as said rate may be changed from time to time to the extent approved by the NJBPU, as required by law.

6.	METER STATION

Water to be supplied by Middlesex hereunder shall be delivered to East Brunswick through an interconnection installed at the Carl J. Olsen Treatment Plant in the Township of Edison, New Jersey.

7.	METER, SERVICES AND OTHER APPURTENANCES

Middlesex will furnish, install and maintain, at its own cost, a valved connection to East Brunswick’s water distribution transmission system and a meter. The meter and connection will remain the property of Middlesex. Middlesex will maintain and verify the accuracy of said meter, and report such to East Brunswick.

8.	MINIMUM PAYMENT OBLIGATION

East Brunswick shall be obligated to pay for the treatment of at least five (5) million gallons of water daily (regardless of actual demand or consumption) unless a new minimum has been established under Paragraph 8 of this Agreement. In the event the NJWSA diversion privilege for East Brunswick is reduced, the minimum payment obligation is reduced accordingly. Payment for water treated shall be made within thirty days from the rendering to East Brunswick of a bill therefor.

9.	INCREASE IN MINIMUM PAYMENT OBLIGATION

The total daily quantity of water taken by East Brunswick at the meter station during on-peak periods may exceed five (5) million gallons per day by up to 100% on a 24-hour basis, without affecting the minimum payment obligation. All water treated in any 24-hour period in excess of five (5) million gallons shall be paid for at the Contract rate.

The quantity of water treated in any peak hour during on-peak periods (6:00 A.M. to 10:00 P.M.) multiplied by 24 may exceed the five (5) million gallons by 100% (equivalent to a maximum hourly flow of 10 million gallons per day) without affecting the minimum payment obligation.

The quantity of water treated in any peak hour during off-peak periods (10:00 P.M. to 6:00 A.M.) may exceed five (5) million gallons per day by 150% (equivalent to a maximum hourly flow of 12.5 million gallons per day) without affecting the minimum payment obligation.

In the event that the daily 24-hour quantity of water treated shall exceed ten (10) million gallons or the maximum hourly flow shall exceed the rate of twelve and one-half (12.5) million gallons per day during on-peak periods, or the rate of 16 million gallons per day during off-peak periods during more than four (4) consecutive days or during more than twelve (12) days during the year, the minimum quantity of water which East Brunswick shall be obligated to pay for shall be increased to the greater of either two-thirds of the daily quantity of water supplied or one-half of the quantity supplied in the peak hour multiplied by 24.

Any increased minimum payment obligation shall continue in effect for six (6) months. At the end of any such six (6) month period the subsequent minimum payment obligation shall be determined by the average usage, level maintained during the three (3) months prior to the expiration of the 6-month period.

Nothing herein shall prevent the Parties from mutually agreeing to increase for six (6) months the minimum amount of water treated daily for which East Brunswick is obligated to pay. In the event that agreement among the Parties is so reached, the daily and hourly percentage increase allowances concerning minimum payment obligations set forth in Paragraph 8 shall apply the same manner.

10.	COMBINED CHARGE

The minimum payment obligation shall be determined on the basis of the combined total daily quantity of water supplied through all the meter stations if and when additional connections are required.

11.	DEFINITIONS

Where the words “daily” or “24-hours” are used in this Agreement, they shall refer to the 24-hour period between the daily meter reading to be taken at 8:00 A.M. The words “on-peak” as used in this Agreement shall refer to the hours of 6:00 A.M. through 10:00 P.M. during any given 24-hour period. The words “off-peak” as used in this Agreement shall refer to hours of 10:00 P.M. through 6:00 A.M. during any given 24-hour period.

12.	EXCEPTIONS FOR EMERGENCIES

The minimum payment obligation shall not be affected in the event that the amount of water treated and pumped exceeds the daily or hourly limitations established herein for not more than 24 hours in case of fire or 48 hours in case of main break emergencies and for not more than five (5) days (120 consecutive hours) in the case of other catastrophes requiring an emergency supply of water, provided Middlesex is promptly notified that any such emergency exists. The determination as to whether a fire or main break is considered an exception for emergencies as contemplated under this provision will be made at the sole discretion of Middlesex. Middlesex agrees to act in good faith to apply fair and reasonable judgment with respect to the characterization of such events. If either of the Parties needs to provide emergency service to another utility or if either of the Parties declares an emergency due to some other event than those listed above in this Paragraph, then the Parties will act in good faith to mutually agree on how such events shall be addressed both operationally and financially.

13.	METER READINGS

Middlesex will read the meters daily for all water supplied to East Brunswick at each connection then in operation.

14.	EXCUSED PERFORMANCE

Middlesex agrees to provide a continuous, regular and uninterrupted supply of water, subject to the terms of this Agreement and subject further to:

a)	interruption of supply of unprocessed water from the NJWSA to Middlesex for whatever cause
b)	interruption by reasons of acts of God, strike, State or Municipal interference or other causes beyond its control
c)	The supply of any water amounts, over the minimums listed in this document, shall be provided to East Brunswick based on the ability and capability of Middlesex to provide the amounts and are not guaranteed.

In no event, shall Middlesex be liable for damages to East Brunswick by reason of interruptions in supply of water to East Brunswick and its customers for any cause whatsoever. Nor shall the payment provision apply if Middlesex is unable to supply water to East Brunswick; provided, however that East Brunswick shall be responsible for all payment obligations for interruptions which are not caused by Middlesex’s inability to supply water to East Brunswick with the exception of interruptions caused by the NJSWA.

15.	INDEMNIFICATION

East Brunswick shall completely indemnify, protect and hold harmless Middlesex from any and all costs, expenses, liability, losses, claims, suits and proceedings for any nature whatsoever whether brought against East Brunswick or Middlesex provided that the same arise out of any negligence, breach of warranty or other breach of duty by East Brunswick. Similarly, Middlesex shall completely indemnify, protect and save harmless East Brunswick from any and all costs, expenses, liability, losses claims, suits and proceedings of any nature whatsoever whether brought against East Brunswick or Middlesex provided that the same arise out of any negligence, breach of warranty or other breach of duty by Middlesex. East Brunswick agrees to provide the aforesaid indemnification to Middlesex for any costs or amounts that may be due from or payable by Middlesex as a result of the applicability of the New Jersey Gross Receipts Tax and Franchise tax to the transactions contemplated by this Agreement.

16.	FIRM CAPACITY

For the purposes of the calculation of the Firm Capacity allocated by the New Jersey Department of Environmental Protection (NJDEP) to Middlesex, the Daily Minimum or Revised Daily Minimum conveyed to East Brunswick shall represent the amount by which the total Firm Capacity of Middlesex is reduced.

17.	REGULATORY APPROVALS

This Agreement shall be filed with and subject to approval by the NJBPU as may be required by law.

18.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:		MIDDLESEX WATER COMPANY

/s/Jay L. Kooper		/s/Dennis W. Doll
Jay L. Kooper	12/5/16	Dennis W. Doll
Vice President, General Counsel & Secretary		President and Chief Executive Officer

ATTEST:		TOWNSHIP OF EAST BRUNSWICK

/s/Nennette Perry		/s/David Stahl
Nennette Perry, Municipal Clerk		Mayor David Stahl
10/28/14